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   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1998

                                                     Registration No. 333-24937
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------
                       POST-EFFECTIVE AMENDMENT NO. 3 TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                             FINANTRA CAPITAL, INC.
                 (Name of Small Business Issuer in Its Charter)

                              --------------------
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
          DELAWARE                                   6153                              13-3571419
   (State Or Jurisdiction            (Primary Standard Industrial Classification     (I.R.S. Employer
of Incorporation or Organization)                 Code Number)                      Identification No.)
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                              --------------------
                          1100 PONCE DE LEON BOULEVARD
                             CORAL GABLES, FL 33134
                                 (305) 443-5002
(Address and Telephone Number of Principal Executive Offices and Principal Place
of Business)
                              --------------------
                                ROBERT D. PRESS
                      PRESIDENT AND CHAIRMAN OF THE BOARD
                             FINANTRA CAPITAL, INC.
                          1100 PONCE DE LEON BOULEVARD
                             CORAL GABLES, FL 33134
                                (305) 443-5002
           (Name, Address and Telephone Number of Agent For Service)

                              --------------------
                                    COPY TO:

                            ALAN S. GOLDSTEIN, ESQ.
                              WINICK & RICH, P.C.
                               919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 935-9360

                              --------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------
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       On December 24, 1997, the Securities and Exchange Commission declared effective Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 of Finantra Capital, Inc. (f/k/a Medley Credit Acceptance Corp.), a Delaware corporation (the "Company"), Registration No. 333-24937 (the "Registration Statement"). This Registration Statement related to the "best efforts, all or nothing" offering (the "Offering") by the Company of a minimum of 1,200,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), and redeemable warrants (the "Warrants") to purchase a minimum of 1,200,000 shares of Common Stock, and a maximum of 1,600,000 shares of Common Stock and Warrants to purchase 1,600,000 shares of Common Stock. Pursuant to the Offering, shares of Common Stock were offered and sold for $5.50 per share and Warrants were offered and sold for $.15 per Warrant. With the exception of 200,000 shares of Common Stock offered and sold by one of the Company's principal stockholders (the "Affiliate"), all Common Stock and Warrants offered and sold pursuant to the Offering was for the account of the Company.

       In connection with the Offering, the Company sold 1,217,382 shares of Common Stock (200,000 of which were sold for the account of the Affiliate) and 1,223,250 Warrants. The Company received cash and subscriptions for approximately $6,893,000 of securities pursuant to the Offering. Of this amount, approximately $5,659,000 represented subscriptions for securities satisfied in cash, with the remaining approximate $1,234,000 in subscriptions satisfied by the Company's issuance, out of shares of Common Stock registered for sale in the Offering, of approximately 224,360 shares of Common Stock (the "Conversion Shares"). Each Conversion Share was valued at $5.50 and issued to satisfy $5.50 of then existing obligations owing by the Company to subscribers in the Offering.

       The Company has determined to terminate the Offering effective
September 22, 1998. Consequently, the Company is submitting this Post-Effective Amendment No. 3 pursuant to the requirements of the Securities Act of 1933, as amended, in order to deregister 382,618 shares of Common Stock and 376,750 Warrants previously registered pursuant to the Registration Statement but not sold in the Offering.


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                                  SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, in the City of Coral Gables, State of Florida, on this 23rd day of September, 1998.

                                          FINANTRA CAPITAL, INC.



                                          /s/ Robert D. Press
                                          --------------------------------------
                                          Robert D. Press
                                          Chairman of the Board, Treasurer and
                                          Secretary

       In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement was signed by the following persons in the capacities and on the dates stated.

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         Signatures                                  Title                            Date
         ----------                                  -----                            ----

      /s/ Robert D. Press
-------------------------------------
          Robert D. Press                     Chairman of the Board             September 23, 1998
                                              President, Treasurer
                                                  and Secretary
                                         (Principal Executive, Financial
                                             and Accounting Officer)

      /s/ Arthur J. Press
--------------------------------------
          Arthur J. Press                           Director                    September 23, 1998

      /s/ Maynard Hellman
--------------------------------------
          Maynard Hellman                           Director                    September 23, 1998

     /s/ Evaldo F. Dupuy                            Director                    September 23, 1998
--------------------------------------
         Evaldo F. Dupuy

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